UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 29, 2007

Lifetime Brands, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-19254 (Commission File Number)	11-2682486 (IRS Employer Identification No.)

1000 Stewart Avenue, Garden City, New York 11530
(Address of Principal Executive Offices)(Zip Code)

(Registrant’s Telephone Number, Including Area Code) 516-683-6000

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2007, Lifetime Brands, Inc. (the “Company”) entered into an amended employment agreement with Evan Miller, the Company’s Executive Vice-President and President-Sales Division pursuant to which the Company, effective January 1, 2007, increased Mr. Miller’s base salary to $400,000 and changed the calculation of Mr. Miller’s 2007 bonus to the following:

For every 1% increase in organic contribution margin dollars for the Company’s entire wholesale business, an annual bonus is earned equal to 2% of base salary; provided, however, this shall be capped at 75% of Base Salary. The organic contribution margin calculation shall include Syratech and Pedrini for the periods owned in 2006 and the comparable periods in 2007, but shall not include acquisitions made in 2007.

Plus:

For every 1/10th of 1% that sales expense (including sales salaries, bonuses, commissions, T & E, trade show expense, etc,) declines as a percentage of the Company’s net wholesale sales, a bonus of 10% of base salary is earned; provided, however, this shall be capped at 20% of base salary. This part of the annual bonus is only payable if the Company has an increase in organic contribution margin dollars.

There will be an opportunity for a discretionary bonus for efforts made in helping to build businesses acquired during the course of the year that are not considered organic.

Notwithstanding any of the foregoing, the total annual bonus amount payable is capped at 100% of base salary and in order for Mr. Miller to be eligible for an annual bonus in any year, the Company must have net income of at least $10,000,000. “Net Income” shall mean the net earnings of the Company, after deducting all federal, state and local taxes and all other charges and reserves, as reported in the Company’s audited financial statements for that year.

A copy of the amended employment agreement entered into between Evan Miller and the Company is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amendment of Employment Agreement dated June 29, 2007 between Lifetime Brands, Inc. and Evan Miller.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lifetime Brands, Inc. By: /s/ Laurence Winoker Laurence Winoker Senior Vice-President of Finance and Chief Financial Officer

Date: July 3, 2007